Exhibit 23.4


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


     Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     On October 24, 2001, we decided to no longer engage Arthur Andersen LLP ("Andersen") as our independent public accountants and engaged Stonefield Josephson, Inc. to serve as our independent public accountants for the year ended December 31, 2001. More information regarding our change in independent public accountants is contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2001 and amended on November 9, 2001. Neomedia's understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for the Qode.com, Inc. and Neomedia Technologies, Inc.'s audits are no longer with Arthur Andersen. Both the engagement partner and the manager for the Qode and Neomeida audits are no longer with Arthur Andersen. As a result, Qode and Neomedia have been unable to obtain Arthur Andersen's written consent to include in this registration statement Form S-1 of its audit reports with respect to Qode.com, Inc.'s financial statements as of December 31, 2000 and for the year then ended and period from March 29, 1999 (inception) to December 31, 2000, and Neomedia Technologies, Inc.'s financial statements as of December 31, 2000 and 1999 and the years then ended. Under these circumstances, Rule 437a under the Securities Act permits Neomedia to file this registration statement Form S-1 without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this registration statement Form S-1. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

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